UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Soliciting Material Under Rule 14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 25, 2013, Ader Investment Management LP (“AIM”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology, a Nevada corporation (“IGT”).

On January 28, 2013, AIM issued a press release announcing its mailing of definitive proxy materials and a letter to IGT stockholders urging them to vote for AIM’s director nominees for election to the Board of Directors at IGT’s 2013 annual meeting of stockholders. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

ADER GROUP SEEKS IGT SHAREHOLDER SUPPORT ON THE GOLD PROXY CARD

HIGHLY QUALIFIED, INDEPENDENT ADER NOMINEES TO HALT VALUE DESTRUCTION

New York, NY – January 28, 2013 – The Ader Group today announced that it is mailing definitive proxy materials to International Game Technology (NYSE: IGT) stockholders, urging them to promptly vote for Ader’s three highly qualified, independent director nominees on the GOLD proxy card. IGT’s Annual Meeting of Stockholders is scheduled to be held on March 5, 2013.

The Ader Group is also mailing a letter to IGT stockholders, the text of which follows:

ADER LONG/SHORT FUND LP

January 28, 2013

Dear Fellow IGT Stockholder:

CHANGE IS OVERDUE: DEMAND AN END TO UNDER-PERFORMANCE NOW –

VOTE GOLD FOR BETTER REPRESENTATION ON IGT’S BOARD OF DIRECTORS!

The Ader Group is a group of concerned shareholders led by AIM that, together with other participants in the solicitation, beneficially own approximately 3.0% of IGT’s outstanding common stock. We, like you, have been troubled by the steady diminution in the value of our investment in recent years, and believe our company can do better. As described below and in the accompanying proxy materials, we believe your company is in dire need of meaningful change at the Board and management levels.

We believe that IGT is at a critical point and that there are tremendous opportunities to create shareholder value. Our action plan would include significant Revenue Enhancement Opportunities in both Gaming Operations and Product Sales, including (i) improvements to IGT’s mix and market share in Gaming Operations by refocusing on highly profitable business lines, (ii) exploiting IGT’s global reach with an emphasis on expansion into Asia and Latin America and (iii) repositioning IGT for an upswing in the domestic replacement cycle. We also expect that substantial cost savings are achievable, including in (i) Selling, general & administrative expenses, where savings would, in part, focus on significantly curtailing the use of IGT’s recently acquired Gulfstream V private jet, (ii) Research & development where we would expect a reallocation of resources to core businesses and (iii) cost of goods sold where we believe there may be a number of margin improvement opportunities. We expect that this action plan would greatly enhance value for all shareholders.

We are convinced that our highly qualified, independent nominees are in the best position to look out for your interests. We urge you to vote FOR the Ader slate by signing, dating and returning the enclosed GOLD proxy card TODAY. If you hold your shares in “Street-name” (i.e., through a bank, broker or other custodian), you custodian may also enable voting by telephone or by Internet–please follow the simple instructions provided on your GOLD proxy card.

INDEFENSIBLE SHARE PRICE PERFORMANCE UNDER CURRENT MANAGEMENT AND INCUMBENT BOARD

Current management has been in place since April 2009. October 5, 2009 was the first day of current management’s first full fiscal year at IGT. Over the three-plus year period since that time, IGT’s share price, even after adjusting for dividends paid during the period, has declined by 20.3%, from $18.96 to $15.12 per share on January 25, 2013. Moreover, we believe that IGT’s superficial actions taken in response to the Ader Group’s first voicing of its concerns were an important contributor to the recent uptick in IGT share price since September 2012. What better testament to the continued need and desirability for shareholder oversight in the boardroom could there be?

Under the leadership of current management and the incumbent Board, we believe that IGT is suffering from:

•	The failure to focus on the core slot machine and systems business that generated IGT’s historic success;

•	A lack of casino gaming industry experience in IGT’s Board and executive management ranks; and

•	Poor capital allocation decisions highlighted by a series of costly non-strategic acquisitions, one of which has resulted in a substantial recent reorganization charge.

Under almost any measure, IGT’s stock price performance has been disappointing. The following chart illustrates the 1-, 2- and 3-year performances of IGT common stock, as compared to the performance of the S&P500 and the NASDAQ.

We believe the lack of focus by the incumbent Board and the management team on your company’s core business has caused an unsustainable deterioration in the core business demonstrated by the company’s market share losses, degradation in customer relationships and loss of key employee talent. Shareholders should ask themselves: Do I trust this management and board, which have overseen the destruction of shareholder value, to correct this flawed strategy and improve the value of my investment?

IGT MANAGEMENT’S HISTORY OF OVERPRICED, NON-CORE ACQUISITIONS

AND POOR CAPITAL DECISIONS HAVE DESTROYED SHAREHOLDER VALUE

Under current management and the incumbent board, IGT has repeatedly made decisions regarding the operations and strategic direction of your company that have negatively impacted shareholder value. Most importantly, the current regime has neglected IGT’s prime asset—the core slot machine and systems business—resulting in an alienated customer base and deteriorating financial performance.

Instead of focusing on its core business, IGT’s board and management have been distracted by a series of costly, non-strategic acquisitions. In the past two years:

•	IGT purchased Entraction Holding for $113 million, which they effectively shut down less than 18 months later.

•	Just seven months after Entraction, IGT purchased Double Down Interactive—an online social network casino game developer—for $500 million. The purchase price included retention payments of $85 million to Double Down’s 80 employees—an average of over $1 million per person! This acquisition puts the company in the position of competing with some of its own core slot machine and systems customers, which we believe is not in the company’s best interests. Not only did the Double Down acquisition result in a changed focus as it relates to IGT’s business strategy, it was incredibly expensive. At the time of announcement, IGT management analogized Double Down to the popular social gaming company Zynga. In the twelve months since IGT acquired Double Down, Zynga’s enterprise value has declined by more than 80%. Shareholders should ask management: Would you pay the same price today?

•	Just one month after Double Down, IGT purchased BringIt – a provider of virtual casino/arcade currency for game publishers, brands and media websites – for $10.1 million (including $2.0 million of retention payments).

In addition to overpriced acquisitions, your Board and management have made poor capital decisions such as repurchasing IGT shares at inopportune prices. We believe that this was evidenced when IGT announced a $400 million accelerated share repurchase in June 2012, weeks before announcing fiscal 3rd quarter results which came in well short of Wall Street expectations. By our calculations, these poorly timed repurchases have been executed at an average 13.58% premium to the price points at which your company could have executed them - leading to over $50 million in value destruction. Did your board know about the likely impending drop in the stock price and, if so, why did they move forward with the stock repurchase at that time and, if not, why did they not know? To be clear, we have no issue with returning capital to shareholders; rather we object to the haphazard and costly way in which it appears to have been executed.

Do NOT allow your company to continue down a path of value destruction by “doubling down” on a flawed acquisition strategy and poor capital decisions.

A DEARTH OF CASINO GAMING EXPERTISE AND FINANCIAL DISCIPLINE

AT THE IGT BOARD AND EXECUTIVE MANAGEMENT LEVEL

Of the 13 individuals that make up IGT’s current Board and executive management team, in our view, only two individuals—Philip Satre and Robert Miller— have significant experience in casino gaming and related areas prior to joining IGT (although Paget Alves arguably has some gaming experience as a director of GTECH Holdings Corporation). We believe that overall, casino gaming expertise is woefully under-represented at the Board level, and that therefore there is little hope your Board can effectively oversee management in maximizing the opportunities inherent in this core business—in either the domestic or global markets. Likewise, the executive management team of our company lacks any experience in the casino gaming industry prior to their respective tenures at IGT.

Furthermore, the collective background of the incumbent directors does not appear to include any meaningful experience in or expertise involving the capital markets. Given the value destruction that has been inflicted upon our company as a result of the inopportune timing of the accelerated share repurchase, we believe that this is an issue which must be addressed. Furthermore, we believe that IGT’s core gaming operations business affords the company many untapped opportunities through the potential introduction of various financial structured products which may allow our company to lower its overall cost of capital. Additionally, given the inherent sensitivity of the gaming operations business to changes in the interest rate environment, we cannot overstate the importance of having capital markets and corporate finance expertise at the Board level.

BASED ON HER HISTORY, WE HAVE NO CONFIDENCE THAT YOUR CEO

CAN REPAIR THE DAMAGE WITHOUT BETTER BOARD GUIDANCE

Sadly, the record of IGT’s CEO as a Chief Executive and board member at other companies offers little reason to believe she can turn around IGT’s fortunes without keener and more expert board oversight. For example:

•	Ms. Hart was Chairman, CEO and President of Telocity from June 1999 until April 2001. Telocity went public on March 28, 2000. By April 3, 2001, Telocity common stock had declined by 82.1% from its IPO price.

•	Ms. Hart was Chairman and CEO of Excite@Home from April 21, 2001 through the company’s bankruptcy filing in September 2001. During this period, Excite@Home common stock declined by 100%.

•	Ms. Hart was Chairman, CEO and President of Pinnacle Systems from March 2004 until August 2005. During her tenure, Pinnacle Systems common stock declined by 45.1%.

•	Following her tenure at Pinnacle Systems, Ms. Hart appears to have become a “professional board member” between 2006 and 2009. During this period, she served on the boards of IGT, Yahoo, Korn/Ferry International, Spansion and LinTV. During her respective tenures as a board member of these companies, only Yahoo experienced an increase in share price.

•	However, Ms. Hart’s most noteworthy action on the board of Yahoo appears to have been her heading the special committee that hired Scott Thompson as CEO. Mr. Thompson resigned less than five months later following an investigation of his academic credentials. During the investigation, one of Yahoo’s largest investors identified inconsistencies in Ms. Hart’s own publicly reported academic credentials. Ms. Hart resigned from Yahoo’s board shortly after these inconsistencies were publicly identified.

We believe the need for a strong, expert and independent Board is clear.

THE ADER NOMINEES CONTRIBUTE SIGNIFICANT INDUSTRY EXPERTISE

AND A MARKET-SAVVY FINANCIAL PERSPECTIVE

We believe significant change to the composition of IGT’s Board of Directors is warranted given the strong qualifications of the Ader nominees and the serious issues facing your company. We are confident that our nominees’ deep experience in the gaming sector and expertise in the financial markets – both capital markets and corporate finance – will benefit all shareholders.

If elected, our nominees will work with the other Board members and management to review the company’s strategies in its operating businesses and identify opportunities to enhance shareholder value. Our nominees also intend to work closely with Ms. Hart to address the lack of casino gaming industry expertise at the management level.

The Ader slate brings a fresh but experienced focus to maximizing the value of relationships with IGT’s customers and successfully innovating products that will appeal to end-users.

•	Mr. Mathewson is the former Chairman and Chief Executive Officer of IGT, with an outstanding track record of creating value: under Mr. Mathewson’s leadership, IGT’s stock price increased by 25,481% on a split-adjusted basis between February 1986 and October 2003. Mr. Mathewson is also a former Chairman of the American Gaming Association. We expect that Mr. Mathewson will contribute a unique ability to revitalize and refocus the board and management through the benefits of his long-standing relationships in the casino gaming industry with both employee talent and customers.

•	Mr. Silvers has 17 years of analytical experience focusing on the casino gaming industry specifically, and the Nevada market generally. He too will provide the benefit of his extensive hands-on work and relationships with a large number of IGT customers in its core slot machine and systems business, as well as with a number of IGT’s competitors in these businesses. Additionally, Mr. Silvers has extensive experience as an investor in gaming equipment assets.

Additionally, our nominees have substantial capital markets experience which will bring financial discipline to the board room. In particular:

•	Mr. Brooks is the former Chief Executive Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and has experience in investing in distressed companies and debt;

•	Mr. Mathewson serves as a Trustee of Baron Investment Funds Trust and Baron Select Funds. Mr. Mathewson is also a former executive officer and board member of Jefferies & Company Inc.; and

•	Mr. Silvers has 17 years of extensive financial markets experience – in both corporate finance and capital markets – principally involving the casino gaming industry and the Nevada market.

PROTECT YOUR INVESTMENT–

VOTE GOLD FOR A STRONGER VOICE IN THE BOARDROOM NOW

Over the past four months, AIM has tried repeatedly to engage in a constructive dialogue with the independent directors of IGT–the very directors that are supposed to represent the interests of ALL shareholders as the owners of this company–regarding operating performance and governance issues at IGT. Our efforts have failed: we were allowed only a single 30-minute teleconference in which the incumbent directors asked only one substantive question. ALL of AIM’s requests for in-person meetings with IGT’s independent directors have been declined.

Finally, you should also be aware that the incumbent IGT directors own only a less-than 0.1% interest in your company, exclusive of options. In contrast, the Ader Group represents a greater-than 3.0% ownership interest. Excluding stock options, the Ader Group represents an ownership interest in IGT that is more than 100 times the aggregate ownership interest of the three directors we seek to replace. We are convinced that shareholders will benefit from stronger, and more aligned, representation in the Boardroom now – before the management and Board can do any more damage.

The choice is yours: you may either support the incumbents, with the existing board’s record of overseeing a failed strategy and the destruction of significant shareholder value, or you may support new, highly qualified, independent nominees who are committed to working for the best interests of all shareholders. We believe the choice is clear: we urge you to vote FOR all the Ader nominees using the enclosed GOLD proxy card TODAY.

Sincerely,
/s/ Jason N. Ader

Jason N. Ader

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 825-8621

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by IGT.

If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed

GOLD proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your GOLD proxy card.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.